March 5, 1998

Jim Hamilton
Aimrite Holdings Corporation
225 Stevens Avenue, Suite 104
Solana Beach, CA 92075

                 RE: COAST DEVELOPMENT QUOTATION

Dear Jim:

Enclosed  is  a  quotation for the development  of  the  Computer
Optimized  Adaptive  Suspension  Technology  Suspension   Control
Subsystem (COAST) which Logic Innovations, Inc. (LII) will develop for AimRite Holdings Corporation.

The COAST will be according to the features and specifications specified in the following documents:

Computer   Optimized   Adaptive  Suspension  Technology   (COAST)
Statement  of  Work,  AimRite Holdings  Corporation  Revision  B,
February 26, 1998.

Computer   Optimized  Adaptive  Suspension  Technology   (COAST),
Airspring    Microprocessor   Control   Subsystem,    COAST    II
Specification,  Kenmar  Company Trust, Revision  -  December  22,
1997.

Computer   Optimized  Adaptive  Suspension  Technology   (COAST),
Microprocessor  Control Subsystem, Specification, Kenmar  Company
Trust, Revision D, January 4, 1997.

This quotation includes the detailed specifications, design, fabrication, test and documentation of the COAST product. This quotation will detail the basic features, deliverables, schedule and fees for the COAST project.

This quotation assumes a COAST product as specified herein. This quotation is subject to change based upon a substantial change to the COAST features or deliverables described herein.

This effort has been quoted on a time and materials basis.

This quotation contains information proprietary to Logic Innovation, Inc. (LII). It has been provided to AimRite for the evaluation of LII as a supplier for the COAST project. This document and its contents are not to be distributed outside of AimRite for any reason.

DELIVERABLES
LII will specify, design, fabricate and test the COAST product according to the terms of this agreement. All COAST deliverable documentation will be presented in a project notebook. Final documentation will be delivered in hardcopy and on electronic media in Microsoft Word 6.0.
  DOCUMENTATION
1. COAST Specification. This document will be a detailed low level description of the COAST product's hardware and software features, architecture, a block diagram, estimated PCB area estimated costs, and proposed implementation.
2. Hardware and Software Theories of Operation. This document will include a detailed description of the design operation, configuration information, logic operation, etc. for all hardware and software developed. Both text and diagrams will be provided for this deliverable.
  HARDWARE
3.   PCB schematic designs provided In OrCAD schematic form. The
  B size drawings will include functional notes and labeling of off page connections.
4.   Detailed System Block Diagram.
5. Bill of Material (BOM) including full manufacturer part number.
6.   State Diagrams for all state machines.
7. Timing Diagrams. Timing Diagrams will be provided as required to verify the COAST design.
8. Worst case AC and DC loading analyses and power consumption calculations.
9. Tabulations of timing requirements (worst case) for the COAST product.
10.  CAD Placement Diagram (for AimRite approval before layout).
11. Parts Procurement. LII will procure all components for two COAST assemblies. This effort is for the prototype (first two units) pass only.
12. PCB CAD Layout. LII will perform the PCB CAD layout on the PADs PCB system. LII will deliver a full archive database of the CAD layout as well, as an assembly drawing and drill drawing.
This effort is for the prototype (first) pass only.
13. PCB Fabrication and Assembly. LII will fabricate and assemble two sets of prototype COAST PCBs. This effort is for the prototype (first two units) pass only.
14. Design Reviews: LII will provide an internal design review, as will as a design with AimRite at each major milestone.
15. Product Debug: LII will test the prototype hardware at LII facilities. Debug completion will be determined by the successful testing of the COAST by the AimRite approved acceptance test environment.
16. Integration and Test: LII will integrate and test the COAST product with the AimRite provided Rolling chassis (Probably a Suburban).
17. Design Corrections: As a result of the debug process, LII will provide AimRite with an updated schematic which reflects all problems found during debug of the prototypes. IN addition, a detailed list of etch cuts, drills and wire adds needed to make the product fully functional will also be provided.
18. Warranty: LII will diagnose and repair circuit problems caused by LII for up to three months (90 days) after debug is complete. After this time, we will be happy to perform these services at our hourly rate.
19. Design Reviews: LII will provide an internal design review, as well as a design reviews with AimRite at each major milestone. The latter review is to analyze the COAST module's features, implementation, timing and circuitry.
20.  SOFTWARE
  All LII generated software will be provided in both `C', `C++' source and binary code forms. The following will be provided.
21. Diagnostics. LII will provide rudimentary diagnostics to perform a power on and under command diagnostic test of the COAST system.
22. Application software. LII will provide any operating system porting (if required) and all application software required to perform the functionality and algorithms specified in the statement of work and reference documents.
  DEVELOPMENT TOOLS
23. LII plans to use OrCAD for the PCB schematic design, VHDL for FPGA design (if required), Model Technology for VHDL simulation, Exemplar Logic retargeting software to convert the VHDL FPGA design into the appropriate netlist format, NeoCAD tools for the FPGA layout and routing, PADs-PCB for PCB layout, Timing Designer by Chronology for the timing analysis, and Microsoft Word 6.0 for all documentation. AimRite must approve the proposed development tools before any design work can begin. LII will proceed with the specification process without such approval; however, AimRite must provide either approval of the proposed development tools or an alternative list of tools no later than one week after project start. A failure by AimRite to object to the development tools may affect the project cost or schedule.
  STATUS MEETINGS
24. LII will participate with AimRite in a weekly status meeting regarding the COAST status, progress, and plans.
AIMRITE RESPONSIBILITIES
AimRite will be responsible for the following items for the COAST project.
1. Specification input/approval. Detailed product specifications will be prepared as a deliverable for this project. Input and approval of the specification is the responsibility of AimRite. No design work can start until the design specifications have been approved by AimRite. Any changes made to the specification after design effort has commenced will be individually analyzed for cost and scheduled effects.
2. COAST mechanical, pneumatic, electromechanical devices. This quotation assumes that AimRite will provide all mechanical, pneumatic, and electromechanical devices required for the COAST product. LII will be providing the electronic hardware, software and components only.
3. Installation of the COAST system in the rolling chassis (Suburban). LII can provide this effort; however, it has not been included in this quotation.
4. Second pass of any COAST deliverables. This quotation covers the first pass (revision A) deliverables only.
5. Additional development costs. LII has provided an estimate only of the anticipated COAST development costs. All such effort will be billed on a time and material basis. Should the finished COAST product require additional time, effort or costs, the fees and schedule will be adjusted accordingly.
6. Travel costs to AimRite facilities. It is not anticipated that LII personnel will be required to travel outside of San
Diego for the COAST development; however, should AimRite specifically request that LII personnel travel outside of San Diego, all airfare, travel costs, lodging, and related expenses are the responsibility of AimRite.
SCHEDULE
After receipt of purchase order and project scheduling (estimated at from 0 to 2 weeks before the project can commence), the following schedule will apply.

TASK                                       DURATION   COMPLETE
                                                      WEEK #
1.   Project Start.                            0      0
2.   COAST Detailed Design                     6           6
Specifications.
3.   COAST Hardware Design                     6          12
4.   COAST Software Design                     12         18
5.   COAST PCB CAD Layout, Fabrication,        4          16
and Assembly.
6.   COAST Debug Test                          4          20
7.   COAST Integration and Test on             4          24
Rolling Chassis
Documentation Complete                         1          25

The above schedules reflect the time to generate deliverables. The time required for AimRite to provide input, and to approve or review deliverables is not included.
FEES
The development fees for the described COAST project follow. These fees reflect an estimate only. LII will submit bills weekly for the hourly effort expended in the prior week. The hourly rate is $110.00 per hour for hardware and software design engineers for effort completed in San Diego.

Hardware Design Engineer x 24 man-weeks x 40        $ 105,600.00
hours/week x $ 110.00 =
Software Design Engineer x 26 man-weeks x 40        $
hours/week x $ 110.00 =                             114,400.00
PCB Layout, PCB Fabrication, Parts Procurement, PCB $
Assembly                                            25,800.00
( 3 PCBs: CCM, REM, Control Panel) =
Total =                                             $ 245,800.00

PAYMENT SCHEDULE


The payment schedule is not indicative of effort expended at any point in this project. Premature cancellation of this agreement will result in charges based upon actual incurred expenses or hours expended to the date of cancellation.
TERMS
Payments terms are net 30 days after invoicing. Invoices unpaid for over 30 days will accrue interest at a 1.5% per month rate. If a dispute between any party to this agreement arises out of or is related to the terms of this agreement, and such dispute cannot be resolved within thirty (30) days of written notice to the other party or parties, the parties agree to immediate, final and binding arbitration under the auspices of the American Arbitration Association (AAA) or any agreed upon Arbiter or established arbitration body. The costs of the proceedings shall be shared equally by the parties. Unless otherwise agreed upon, the place of arbitration shall be in San Diego, California. The decision of the arbiter shall be final and binding on all parties. The prevailing party in arbitration or litigation of a dispute shall be entitled to reimbursement of all actual costs of litigation including reasonable attorney fees, court costs, expert witness fees, discovery costs, interest at the maximum legal rate upon the judgment, any post judgment costs of enforcing the judgment, or such other costs as the Arbitrator or court may award in addition to any compensatory or punitive damages available to the prevailing.
Additional effort beyond the scope of this quotation or as is specifically requested by AimRite will be billed at the specified rates for the engineering resources employed. Additional and out of pocket costs will be billed at actual costs plus 35%.
This quotation is valid for 30 days. If you accept this quote please sign below and return to Logic Innovations, Inc.
Should you have any questions or if you require any clarification to this quotation, please do not hesitate to call us. Thank you. Sincerely,



/s/ Frank J. Creede
President
Logic Innovations, Inc.
Accepted: /s/ Kenneth P. Coleman For:  AimRite Holdings
       Corporation
       Name                     225 Stevens Avenue, Suite 104
                                Solana Beach, CA 92075
       President
       Title
       March 30, 1998
       Date
["Only Accepted with certain Amendment to Consulting Agreement"]
/s/KPC